EXHIBIT  1

To the Holders of:
CAST Step-Up Trust III for General Electric Capital Corporation Notes
Semiannual-Pay Step-Up Class A Certificates   *CUSIP: 14835U AA3
 Class B Certificates                         *CUSIP: 14835U AB1

U.S. Bank Trust National Association, as Trustee for the CAST Step-Up Trust III for General Electric Capital Corporation Notes (the "Trust"), hereby gives notice with respect to the Distribution Date of July 15, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Class A Certificate and per $1,000 Notional Amount of Class B Certificates, is as set forth below:

     Class       Principal           Interest                Total Distribution
     -----       ---------           --------                ------------------
     A           $  0.000000         $   20.000000           $  20.000000
     B           $  0.000000         $     7.250000          $    7.250000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Class A Certificates bear interest at the rate of 4.00% and the Class B Certificates bear interest at a rate of 1.45% during the period ending on the Distribution Date .

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

5. $15,000,000 aggregate principal amount of General Electric Capital Corporation 5.45% Global Medium-Term Notes, Series A due January 15, 2013 (the "Term Assets") are held for the above trust.

6. At the close of business on the Distribution Date, 15,000 Class A Certificates representing $15,000,000 aggregate Certificate Principal Balance and $15,000,000 aggregate Notional Amount of Class B Certificates were outstanding.

7. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.


U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included for the convenience of the Holders.


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